Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT UPDATES LOUISIANA DEVELOPMENT PLANS
Company Reaffirms Commitment to Lake Charles, Baton Rouge Projects
LAS VEGAS, Nov. 24, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today announced updated plans for its Sugarcane Bay project in Lake Charles, Louisiana, the sister property to the company’s highly successful L’Auberge du Lac casino resort. These updated plans are subject to the approval of the Louisiana Gaming Control Board, which is expected to consider such plans at its December 15, 2009 meeting.
The Sugarcane Bay project will include a new single-level riverboat casino; 400 high-quality guestrooms and suites; exciting new dining and lounge outlets; a multipurpose venue for entertainment and group meetings; and an expanded spa. The project’s budget has been updated to approximately $305 million, excluding capitalized interest, and includes approximately $54 million spent to date.
The updated Sugarcane Bay design will retain the quality look and feel that distinguish L’Auberge du Lac, and will more fully integrate Sugarcane Bay with L’Auberge du Lac to provide guests with the best in gaming, entertainment, dining and resort amenities. Accordingly, the new project has been renamed Sugarcane Bay at L’Auberge du Lac.
Sugarcane Bay is expected to generate approximately 700 construction-phase jobs and approximately 1,000 permanent jobs, as well as millions of dollars in state and local tax revenues. Pinnacle expects to complete the Sugarcane Bay casino in late 2010 and open the hotel and related amenities in the first half of 2011.
“Sugarcane Bay at L’Auberge du Lac is an important part of Pinnacle’s development plans, and we’re pleased to reaffirm the board of directors’ commitment to the state of Louisiana and the Lake Charles market,” said John Giovenco, Pinnacle’s interim chief executive officer. “We believe the updated design can generate ongoing value for our shareholders while creating quality jobs, generating tax revenues and providing the superior guest experience that has made L’Auberge du Lac a success.”
Mr. Giovenco also said that the company is proceeding with plans for its casino project in Baton Rouge, Louisiana, which represents an investment of approximately $260 million, excluding capitalized interest. As announced previously, the Baton Rouge project will include a new, single-level riverboat with an expansive casino; a 100-room hotel; an exciting mix of restaurants and lounges; and an entertainment venue.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay at L’Auberge du Lac, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s Sugarcane Bay and Baton Rouge projects, the facilities, features and amenities of such projects, the potential job creation and potential tax revenues as a result of such projects, anticipated milestones, completion and opening schedules of such projects, and construction schedules and budgets of these projects are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; and the Company may face similar risks with respect to its outstanding bonds; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties may negatively affect the market for the Company’s securities; (f) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects, including Sugarcane Bay and Baton Rouge, within budget and on time; (g) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (h) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (i) the Louisiana Gaming Control Board may not approve the Company’s revised plans for the Sugarcane Bay project and, as a result, we may not meet the conditions for receipt or maintenance of gaming licensing approvals for the Sugarcane Bay project; and (j) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
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